Exhibit 99.4

CNH Industrial N.V.

25 St. James’s Street

London, SW1A 1HA

United Kingdom

CNH Industrial N.V. publishes agenda for the 2023 Annual General Meeting

London, March 2, 2023

CNH Industrial (NYSE: CNHI / MI: CNHI) announced today that it has published the agenda and explanatory materials for the 2023 Annual General Meeting of Shareholders (“AGM”), which will be held on April 14, 2023 in Amsterdam, The Netherlands. The AGM can also be followed via a live webcast, that will be available on the Company’s website (www.cnhindustrial.com).

The Company’s AGM notice and explanatory notes, other AGM materials and instructions for voting and submitting questions in advance of the meeting, together with those on how to follow the AGM remotely are available on the Company’s website at www.cnhindustrial.com, where they can be viewed and downloaded. Shareholders may request a hard copy of these materials, which include CNH Industrial’s audited financial statements, free of charge, through the contacts below.

The Board of Directors has declared a cash dividend of €0.36 per share, subject to approval of the shareholders. If shareholders approve the proposed cash dividend, CNH Industrial N.V. common shares will be quoted ex-dividend on April 24, 2023, and the record date for the dividend will be April 25, 2023, on both NYSE and Euronext Milan. It is expected that the dividend will be paid on May 3, 2023.

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland Agriculture supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions.

Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 37,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Contacts:

Media Relations

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com